Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-181014-01
September 19, 2012

Continental Airlines, Inc. (“Continental”)

Securities:	Class A Pass Through Certificates, Series 2012-2 (“Class A Certificates”)	Class B Pass Through Certificates, Series 2012-2 (“Class B Certificates”)
Amount:	$711,622,000	$132,266,000
CUSIP:	210795 QB9	210795 QC7
ISIN:	US210795QB94	US210795QC77
Coupon:	4.00%	5.50%
Make-Whole Spread over Treasuries:	0.40%	0.50%
Available Amount under Liquidity Facility at October 29, 2013:	$42,697,320	$10,911,945
Initial Maximum Commitment Amount Under Liquidity Facility:	$44,753,117	$11,437,335
Public Offering Price:	100%	100%
Underwriting:
Credit Suisse Securities (USA) LLC	$117,417,630	$21,823,890
Morgan Stanley & Co. LLC	$117,417,630	$21,823,890
Citigroup Global Markets Inc.	$117,417,630	$21,823,890
Deutsche Bank Securities Inc.	$117,417,630	$21,823,890
Goldman, Sachs & Co.	$117,417,630	$21,823,890
Jefferies & Company, Inc.	$117,417,630	$21,823,890
Natixis Securities Americas LLC	$7,116,220	$1,322,660
Concession to Selling Group Members:	0.50%	0.50%
Discount to Broker/Dealers:	0.25%	0.25%
Underwriting Commission:	$10,548,600
Continental’s Transaction Expenses:	$3,500,000
Underwriting Agreement:	Dated September 19, 2012
Settlement:	October 3, 2012 (T+10) closing date, the 10th business day following the date hereof
Preliminary Prospectus Supplement:	Continental has prepared a Preliminary Prospectus Supplement, dated September 19, 2012, which includes additional information regarding the Class A and Class B Certificates

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse toll-free at 1-800-221-1037 or Morgan Stanley toll-free at 1-866-718-1649.